UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2008

ZONES, INC.
(Exact name of registrant as specified in charter)

WA	0-28488	91-1431894
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1102 15th Street SW, Suite 102	98001-6509
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 253-205-3000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On December 30, 2008, Zones, Inc., a Washington corporation (the “Company”), completed its merger (the “Merger”) with Zones Acquisition Corp. (“Merger Sub”) , a Washington corporation wholly owned by Firoz Lalji, the Company’s Chief Executive Officer, Chairman of the Board and majority shareholder, pursuant to an Agreement and Plan of Merger, dated as of July 30, 2008, and amended on November 17, 2008 (the “Merger Agreement”), between Merger Sub and the Company. As a result of the Merger, the Company became a private company wholly owned by Mr. Lalji and certain of his related parties (the “Continuing Shareholders”).

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 31, 2008, the Company notified The NASDAQ Stock Market (“Nasdaq”) of the effectiveness of the Merger. In connection therewith, the Company informed Nasdaq that each outstanding share of the Company’s common stock (other than shares held by the Continuing Shareholders and dissenting shareholders) was automatically converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), and requested that Nasdaq file with the Securities and Exchange Commission an application on Form 25 to report that shares of the Company’s common stock are no longer listed on the NASDAQ Global Market.

Item 3.03.	Material Modification to Rights of Security Holders

In connection with the consummation of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Continuing Shareholders and dissenting shareholders) was converted into the right to receive the Merger Consideration. Upon the effective time of the Merger, the Company’s shareholders (other than the Continuing Shareholders) immediately prior to the effective time of the Merger ceased to have any rights as shareholders in the Company (other than their right to receive the Merger Consideration).

On December 31, 2008, the Company issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONES, INC.

Dated: December 31, 2008	/s/ RONALD P. MCFADDEN

By: Ronald P. McFadden
Its: Secretary and Chief Financial Officer